Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Second-Quarter 2008 Results
     ARLINGTON, Va., August 6, 2008—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent operator of full and select-service hotels, today reported operating results for the second quarter ended June 30, 2008. The company’s performance for the second quarter includes the following (in millions, except per share amounts):

	Second Quarter		Year-to-Date (YTD)
	2008	2007(4)	2008(4)	2007(4)
Total revenue (1)	$40.5	$35.4	$79.4	$63.8
Net income (loss)	$0.1	$(0.6)	$(0.2)	$15.3
Diluted earnings (loss) per share	$0.00	$(0.02)	$0.00	$0.48
Adjusted EBITDA (2) (3)	$10.2	$9.5	$17.9	$16.4
Adjusted net income (loss) (2)	$0.1	$1.9	$(1.0)	$2.7
Adjusted diluted EPS (2)	$0.00	$0.06	$(0.03)	$0.09

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the definition of and further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated joint venture investments in the amounts of $2.5 million and $1.0 million in the second quarters of 2008 and 2007, respectively, and $4.2 million and $1.9 million in the first six months of 2008 and 2007, respectively.

(4)	The YTD 2008 results include (i) a $2.4 million gain on the sale of the Doral Tesoro Hotel & Golf Club, and (ii) $1.1 million of write-offs of intangible assets related to the sale of certain hotels. The 2007 results include (i) $5.5 million and $7.9 million of write-offs of intangible assets related to the sale of certain hotels during the second quarter 2007 and YTD, respectively, and (ii) a $17.6 million gain related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), which along with the operations through the date of sale, are included in Income from Discontinued Operations on the company’s statement of operations for the first quarter 2007. All of these items have been excluded from the calculation of Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. In addition, the 2007 results have been restated as presented in the company’s 2007 Annual Report on form 10-K. For further details on this restatement see footnote 13 to the financial tables of this press release, as well as footnote 19 in our 2007 Annual Report on form 10-K.
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Interstate Hotels & Resorts

     Highlights for the second quarter include:
•	RevPAR rose 4.0 percent for all managed hotel properties, compared to an average industry gain of 1.2 percent;

•	Added nine management contracts, representing the third consecutive quarter of higher unit count;

•	Signed a contract to manage its first property in India, an under-construction hotel in Vizag (Visakhapatnam) through India JV;

•	Opened first U.S. Starwood branded aloft Hotel, in Rancho Cucamonga, Calif., developed and co-owned with JV partner, The John Buck Company;

•	Signed contracts to manage company’s first Cambria Suites, to be built near Atlanta Hartsfield Airport, to open in Q1 2009, and Crowne Plaza New Orleans, to open in Q4 2008.
Wholly Owned Hotel Results
     EBITDA from the company’s seven owned hotels was $8.3 million in the 2008 second quarter and $15.3 million for the first six months as outlined below (in millions):

Owned Hotels	Second Quarter		Year-to-Date
	2008	2007	2008	2007
Net income	$1.4	$1.3	$1.7	$1.7
Interest expense	3.1	2.9	6.6	4.9
Depreciation and amortization	3.8	1.8	7.0	3.2

EBITDA	$8.3	$6.0	$15.3	$9.8

     “RevPAR rose 2.9 percent for the owned portfolio, excluding results at the Westin Atlanta Airport and Sheraton Columbia, Md. properties, where the hotels continue to operate under major renovations,” said Thomas F. Hewitt, chief executive officer. “Hilton Houston
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Interstate Hotels & Resorts

Westchase and Hilton Concord reported the strongest results, both achieving RevPAR increases of approximately 5 percent.
     Hewitt noted that renovations at the Atlanta and Columbia, Md. hotels are proceeding on budget and on schedule. “At the Sheraton Columbia in Maryland, we completed the first phase of the rooms renovation in late April, which comprised 50 percent of the 288 guest rooms. We began the second phase earlier this month, which we expect to finish by the end of the third quarter. The majority of the remaining projects in the capital plan, including all remaining public spaces, will be completed by the end of the year.
     “We recently completed the rooms renovation at the Westin Atlanta Airport, and are on schedule to finish the remaining upgrades to the meeting rooms and public spaces by year end. With the completion of the Westin’s $18 million renovation and the $12 million renovation at the Sheraton Columbia, these properties will be well positioned to achieve their full operating potential.
     “As we entered the year, we did anticipate a certain amount of displacement from our renovations,” Hewitt noted. “However, the impact of disruption associated with renovations of this magnitude coupled with a weaker economic environment will significantly affect the performance of these hotels in 2008. As a result, we are decreasing our full-year forecasted EBITDA from our wholly owned hotels by $2.5 million. The remainder of our owned hotel portfolio has performed well, with four of the five hotels exceeding our year-to-date budget.
     “While our current forecast reflects a greater disruption impact from the renovations than originally anticipated, these hotels represent significant embedded growth for us in 2009 and
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Interstate Hotels & Resorts

beyond,” Hewitt said. “In 2009 alone, we anticipate a $4.5 to $5 million increase in EBITDA from these two hotels.”
Joint Venture Investments
     During the quarter, the company opened the first aloft Hotel in the U.S., in Rancho Cucamonga, Calif., near Ontario. The 136-room, newly built hotel is owned by a joint venture in which Interstate and The John Buck Company (TJBC) of Chicago, Ill., a real estate development firm, are partners. “The aloft Ontario-Rancho Cucamonga is part of our growth strategy to develop hotels through joint ventures, which translates into significant growth potential as they ramp up,” Hewitt said. “We expect this brand to quickly gain broad market acceptance and achieve strong operating margins.”
     Last week, the company announced a joint venture partnership with Madison W Properties, LLC, which recapitalized the existing ownership of the Lexington Downtown Hotel & Conference Center, formerly the Radisson, and an adjacent office building located in downtown Lexington, Ky. The partnership will invest $13 million in capital improvements and convert the property to the Hilton brand in 2009. Interstate managed the property for affiliates of the Blackstone Group prior to the transaction.
     Leslie Ng, Interstate’s chief investment officer, added that joint venture investments remain an essential part of the company’s real estate growth strategy in 2008. “With the addition of the Lexington property, we currently have an equity interest in 49 properties. This will increase in the third quarter with the scheduled opening of the aloft Cool Springs, Tenn. We
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continue to seek joint venture opportunities both internationally and domestically that are consistent with our targeted investment profile.”
Hotel Management Results
     Same-store5 RevPAR for all managed hotels in the second quarter of 2008 increased 4.0 percent to $108.65. Average daily rate (ADR) advanced 5.6 percent to $143.13, and occupancy declined 1.6 percent to 75.9 percent.
     Same-store RevPAR for all full-service managed hotels rose 4.1 percent to $118.61. ADR improved 6.5 percent to $155.53, while occupancy dropped 2.2 percent to 76.3 percent.
     Same-store RevPAR for all select-service managed hotels increased 3.7 percent to $83.58, led by a 3.3 percent gain in ADR to $111.42, and a 0.4 percent increase in occupancy to 75.0 percent.
     “Our overall RevPAR increase of 4.0 percent for the quarter was well ahead of the industry RevPAR gain of 1.2 percent,” Hewitt said. “Our RevPAR for the period was driven solely by room rate, as occupancy declined 1.6 percent. Although group business has held up relatively well, we are seeing more softness in our discretionary leisure/transient business, which is more sensitive to the difficult economic climate. This has led us to decrease our full-year RevPAR forecast to 1 to 3 percent growth, which remains ahead of overall industry expectations.
     “As you would expect with lower RevPAR assumptions, we have implemented various cost containment initiatives at the majority of our hotels in order to maintain operating margins,”
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[5]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate Hotels & Resorts

he added. “Year to date, across the portfolio, we achieved very strong gross operating profit margins, 70 basis points higher than last year. Our sales and operations personnel have weathered numerous economic downturns and capitalize on this experience to achieve maximum operating results for our owners.”
     “We were particularly pleased to report our third consecutive quarter of unit growth, as we added a total of nine management contracts during the quarter,” Hewitt said. After the end of the quarter, the company announced that it has taken over management of four Hyatt Place hotels for FFC Capital Corp. In addition, later this month the company will open the Hilton Garden Inn Melville, a newly constructed hotel in New York.
     “Today, we have 16 management contracts for hotels under development or construction. These, together with the two properties that have opened this year, represent significant embedded growth in 2009 and beyond,” Hewitt said. “Including the properties opening in 2008 and 2009, the company expects to earn approximately $3.5 million of incremental management fees in 2009.”
International Expansion
     The company continued to expand its international presence in the second quarter. In April, JHM Interstate Hotels India, Interstate’s joint venture management company with JHM Hotels, signed an agreement to manage its first property in India. The five-star, business-class hotel in Vizag (Visakhapatnam) is on schedule to open in late 2008. Interstate and its joint venture partner also simultaneously invested in a U.K.-based real estate fund dedicated solely to hotel investment in India, with a goal of developing approximately 25 hotels there.
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     In the third quarter, Interstate will open and manage the 273-room Hilton Moscow Leningradskaya in Russia. The landmark hotel, which recently completed a two-year total comprehensive restoration and modernization program, will be the first Hilton branded hotel in Moscow. It will be Interstate’s sixth managed property in Moscow and eighth in Europe.
     Hewitt added that the 300-room Renaissance Hotel in Moscow is scheduled to open in early 2009. “With this opening, we will manage a total of seven hotels in Moscow. The Russian economy remains robust, and we continue to source additional opportunities through our extensive contacts there.”
     In Latin America, the company’s joint venture management company, IHR de Mexico, is actively engaged in pursuing contracts throughout Mexico and Central America.
Balance Sheet
     On June 30, 2008, Interstate had:
•	Total unrestricted cash of $8.3 million.

•	Total debt of $229.8 million, consisting of $147.3 million of senior debt and $82.5 million of non-recourse mortgage debt.
     On May 1, the company closed on a $25 million non-recourse mortgage secured by its Sheraton Columbia hotel. The loan can be increased up to $35 million in total upon achieving certain capital expenditure and net operating income thresholds.
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Interstate Hotels & Resorts

Outlook and Guidance
     The company provides the following updated guidance for full-year 2008:
•	RevPAR, on a same-store basis, as follows:
-	RevPAR for all managed properties (including owned hotels) is expected to increase 1.0 percent to 3.0 percent;

-	Owned Hotel RevPAR, excluding Westin Atlanta Airport and Sheraton Columbia hotels (which are undergoing significant renovations), is expected to increase 1.0 percent to 3.0 percent;
•	Net income of $9.1 million to $10.5 million;

•	Diluted earnings per share of $0.28 to $0.32;

•	Adjusted net income of $8.3 million to $9.7 million;

•	Adjusted diluted earnings per share of $0.25 to $0.29;

•	Adjusted EBITDA of $50.5 million to $52.5 million, which includes the following:
-	EBITDA from wholly owned hotels of $26.5 million to $27.5 million;

-	The company’s share of EBITDA from unconsolidated joint ventures of approximately $8.5 million;

-	EBITDA from the hotel management business of $15.5 million to $16.5 million;
•	The company’s share of joint venture debt of $70 million related to existing joint ventures.
     Interstate will hold a conference call to discuss its second-quarter results today, August 6, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Second-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, August 13,
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2008, by dialing (800) 405-2236, reference number 11117346, and an archived webcast of the conference call will be posted on the company’s Web site through September 6, 2008.
     As of today, Interstate Hotels & Resorts has ownership interests in 56 hotels and resorts, including seven wholly owned assets. Together with these properties, the company and its affiliates managed a total of 223 hospitality properties with approximately 46,000 rooms in 36 states, the District of Columbia, Russia, Mexico, Canada, Belgium and Ireland. Interstate Hotels & Resorts also has contracts to manage 16 to be built hospitality properties with approximately 3,800 rooms. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned
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Interstate Hotels & Resorts

hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating
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performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
     Similarly, we define Adjusted net income (loss) and Adjusted diluted earnings (loss) per share (“EPS”) as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS
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do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2007.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (13)	2008	2007 (13)
		(as restated)		(as restated)
Revenue:
Lodging	$25,796	$18,621	$49,714	$31,697
Management fees	10,820	11,580	20,729	23,049
Termination fees (1)	1,194	2,418	4,204	3,993
Other	2,693	2,763	4,792	5,032

	40,503	35,382	79,439	63,771
Other revenue from managed properties	157,333	164,793	308,347	341,163

Total revenue	197,836	200,175	387,786	404,934

Expenses:
Lodging	17,510	12,607	34,452	21,930
Administrative and general	15,331	14,635	31,243	27,999
Depreciation and amortization	4,901	3,423	9,175	6,648
Asset impairments and write-offs (2)	29	5,513	1,141	7,912

	37,771	36,178	76,011	64,489
Other expenses from managed properties	157,333	164,793	308,347	341,163

Total operating expenses	195,104	200,971	384,358	405,652

OPERATING INCOME (LOSS)	2,732	(796)	3,428	(718)

Interest income	280	721	599	1,157
Interest expense (3)	(3,333)	(3,276)	(7,148)	(6,009)
Equity in earnings of unconsolidated entities	535	854	2,896	1,255

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	214	(2,497)	(225)	(4,315)

Income tax (expense) benefit	(79)	1,275	72	2,056
Minority interest (expense) benefit	(1)	4	1	(42)

INCOME (LOSS) FROM CONTINUING OPERATIONS	134	(1,218)	(152)	(2,301)
Income from discontinued operations, net of tax (4)	—	607	—	17,608

NET INCOME (LOSS)	$134	$(611)	$(152)	$15,307

BASIC (LOSS) EARNINGS PER SHARE:
Continuing operations	$0.00	$(0.04)	$0.00	$(0.08)
Discontinued operations	0.00	0.02	0.00	0.56

Basic (loss) earnings per share	$0.00	$(0.02)	$0.00	$0.48

DILUTED (LOSS) EARNINGS PER SHARE (5):
Continuing operations	$0.00	$(0.04)	$0.00	$(0.08)
Discontinued operations	0.00	0.02	0.00	0.56

Diluted (loss) earnings per share	$0.00	$(0.02)	$0.00	$0.48

Weighted average shares outstanding (in thousands):
Basic	31,764	31,642	31,765	31,602
Diluted	32,864	31,642	31,765	31,894

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% change	2008	2007	% change
Managed Hotels — Hotel Level Operating Statistics:(6)
Full-service hotels:
Occupancy	76.3%	78.0%	-2.2%	73.5%	75.8%	-3.0%
ADR	$155.53	$145.99	6.5%	$152.97	$142.93	7.0%
RevPAR	$118.61	$113.91	4.1%	$112.44	$108.27	3.9%

Select-service hotels:
Occupancy	75.0%	74.7%	0.4%	71.2%	71.4%	-0.3%
ADR	$111.42	$107.90	3.3%	$110.77	$106.59	3.9%
RevPAR	$83.58	$80.62	3.7%	$78.82	$76.13	3.5%

Total:
Occupancy	75.9%	77.1%	-1.6%	72.8%	74.5%	-2.3%
ADR	$143.13	$135.49	5.6%	$141.20	$132.98	6.2%
RevPAR	$108.65	$104.44	4.0%	$102.84	$99.10	3.8%

Owned Hotels — Hotel Level Operating Statistics:(7)
Occupancy	75.1%	74.6%	0.7%	71.0%	71.9%	-1.3%
ADR	$126.20	$123.43	2.2%	$125.65	$121.70	3.2%
RevPAR	$94.74	$92.06	2.9%	$89.23	$87.56	1.9%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$134	$(611)	$(152)	$15,307
Adjustments:
Depreciation and amortization	4,901	3,423	9,175	6,648
Interest expense, net	3,053	2,555	6,549	4,852
Depreciation and amortization from unconsolidated joint ventures	1,098	269	1,799	518
Interest expense, net from unconsolidated joint ventures	897	391	1,860	769
Discontinued operations, net (4)	—	(607)	—	(17,608)
Income tax expense (benefit)	79	(1,275)	(72)	(2,056)

EBITDA	10,162	4,145	19,159	8,430
Asset impairments and write-offs (2)	29	5,513	1,141	7,912
Severance (9)	6	378	6	732
Equity interest in the sale of unconsolidated entities (10)	—	(558)	(2,392)	(686)
Minority interest expense (benefit)	1	(4)	(1)	42

Adjusted EBITDA	$10,198	$9,474	$17,913	$16,430

	Three Months Ended June 31,		Six Months Ended June 31,
	2008	2007	2008	2007
Net income (loss)	$134	$(611)	$(152)	$15,307
Adjustments:
Asset impairments and write-offs (2)	29	5,513	1,141	7,912
Severance (9)	6	378	6	732
Discontinued operations, net (4)	—	(607)	—	(17,608)
Deferred financing costs write-off (3)	—	102	—	632
Equity interest in the sale of unconsolidated entities (10)	—	(558)	(2,392)	(686)
Minority interest	—	(14)	6	28
Income tax rate adjustment (11)	(43)	(2,255)	397	(3,594)

Adjusted net income (loss)	$126	$1,948	$(994)	$2,723

Adjusted diluted earnings per share	$0.00	$0.06	$(0.03)	$0.09

Weighted average number of diluted shares outstanding (in thousands) (5):	32,864	31,642	31,765	31,894

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (12)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2008
Net income	$9,800
Adjustments:
Depreciation and amortization	18,400
Interest expense, net	12,700
Depreciation and amortization from unconsolidated joint ventures	3,200
Interest expense, net from unconsolidated joint ventures	4,000
Income tax expense	4,650

EBITDA	52,750
Asset impairments and write-offs (2)	1,150
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority interest expense	—

Adjusted EBITDA	$51,500

Forecast
Year Ending
December 31, 2008
Net income	$9,800
Adjustments:
Asset impairments and write-offs (2)	1,150
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority Interest	—
Income tax rate adjustment (11)	450

Adjusted net income	$9,000

Adjusted diluted earnings per share	$0.27

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance into a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include unvested restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption, or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels which we no longer managed as of June 30, 2008 are also not included in same-store hotel results for the periods presented herein. Of the 221 properties that we managed as of June 30, 2008, 173 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Houston Westchase was purchased in February 2007, Westin Atlanta Airport was purchased in May 2007, Sheraton Columbia hotel was purchased in November 2007. The Westin Atlanta Airport and Sheraton Columbia hotels are excluded from these statistics as they are undergoing significant renovations. Statistics for all owned properties are included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	Severance expense for the three and six months ended June 30, 2007 relates to the separation costs of personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(10)	In the first quarter of 2008, one of our joint ventures sold the Doral Tesoro Hotel & Golf Club, we recorded a gain of $2.4 million, including the previously deferred gain of $0.6 million. In 2007, the adjustment relates to an additional gain of $0.1 million on the sale of the MIP joint venture in the first quarter, and additional gain proceeds of $0.6 million from the sale of the Marriott Sawgrass joint venture received during the second quarter.

(11)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 32.0% for 2008 and 41.7% for 2007.

(12)	Our outlook reconciliation uses the mid-point of our estimates.

(13)	The effect of the restatement on the consolidated statement of operations for the three months ended June 30, 2007 was a decrease in amortization expense of $0.3 million, resulting from incorrectly recognizing amortization expense for the terminated management contracts, an increase of $4.5 million in asset impairment and write-offs for the write-off of the intangible assets related to the terminated hotel management contracts, and a decrease in income tax expense of $2.0 million. The effect on minority interest on the statement of operations was immaterial.

The effect of the restatement on the consolidated statement of operations for the six months ended June 30, 2007 was a decrease in amortization expense of $0.3 million, an increase of $6.8 million in asset impairment and write-offs, a decrease in income tax expense of $2.9 million, and a decrease in minority interest expense of $0.2 million.